Exhibit 10.46

assignment, assumption and amendment of regulatory agreement

This ASSIGNMENT, ASSUMPTION AND AMENDMENT OF REGULATORY AGREEMENT dated as of October 31, 2018 (this “Agreement”), and effective as of the “Effective Date,” as defined in Section 5.1 below, is made by and among the Rhode Island Department of Business Regulation, an agency of the State of Rhode Island (“DBR”), the Division of Lotteries of the Rhode Island Department of Revenue (the “Division”), Twin River Worldwide Holdings, Inc., a Delaware corporation (“TRWH”), Twin River Management Group, Inc., a Delaware corporation and a wholly owned subsidiary of TRWH (“TRMG”), UTGR, Inc., a Delaware corporation and wholly owned subsidiary of TRMG (“UTGR”), Premier Entertainment II, LLC, a Delaware limited liability company and wholly owned subsidiary of TRMG (“PE II”) and Twin River-Tiverton, LLC, a Delaware limited liability company and wholly owned subsidiary of TRMG (“TRT”, and, together with UTGR, each a “Rhode Island Company” and together, the “Rhode Island Companies”). The Rhode Island Companies, together with TRWH and TRMG (unless otherwise specified), are referred to collectively herein as the “Company.” Capitalized terms not defined herein shall have the meaning assigned to such terms in the Regulatory Agreement (as defined below).

Among other things, this Agreement assigns and amends that certain Regulatory Agreement by and among the DBR, the Division, TRWH, TRMG, UTGR, and PE II dated as of July 1, 2016, together with that certain Letter Agreement by and among the DBR, the Division and TRWH dated as of July 1, 2016 (collectively, the “Regulatory Agreement”).

WITNESSETH:

WHEREAS, Rhode Island 2016 Public Law chapter 005 and 2016 Public Laws chapter 006, each enacted March 4, 2016 (collectively the “2016 Tiverton Legislation”), contemplated the termination of simulcast wagering operations and state-operated gaming at the Newport Facility when simulcast wagering operations and state-operated gaming at a facility owned by TRT located at the intersection of William S. Canning Boulevard and Stafford Road, in the Town of Tiverton, Rhode Island commenced, provided that that the requirements of Rhode Island Constitution Article VI, Section 22 were met with respect to such facility, namely:

(i)	The approval by a majority of Rhode Island voters statewide of the referendum question “Shall an act be approved which would authorize a facility owned by Twin River-Tiverton, LLC, located in the Town of Tiverton at the intersection of William S. Canning Boulevard and Stafford Road, to be licensed as a pari-mutuel facility and offer state-operated video-lottery games and state-operated casino gaming, such as table games?”; and

(ii)	The certification by (including on behalf of) the board of canvassers of the town of Tiverton that qualified electors of the town of Tiverton have approved authorizing a facility owned by TRT and located at the intersection of William S. Canning Boulevard and Stafford Road in the town of Tiverton to be licensed as a pari-mutuel facility and offer state-operated, video-lottery games and state-operated casino gaming, such as table games.

WHEREAS, in the 2016 Tiverton Legislation, the Rhode Island General Assembly found that:

(1)	The operation of casino gaming in the town of Tiverton will play a critical role in the economy of the state and enhance state and local revenues;

(2)	Replacing the state-operated gaming facility in the city of Newport with a state operated gaming facility in the town of Tiverton is desirable to maximize state and local revenues;

and

WHEREAS, the Regulatory Agreement similarly contemplates the termination of simulcast wagering operations and state-operated gaming at the Newport Facility and the commencement of simulcast wagering operations and state-operated gaming at a facility owned by TRT located at the intersection of William S. Canning Boulevard and Stafford Road, in the Town of Tiverton, Rhode Island. For example, the Regulatory Agreement defines the “Proposed Tiverton Project” to include “the relocation of the Newport Lottery Licenses to the Proposed Tiverton Casino and . . . the procurement of any additional Gaming/Racing Licenses for the Proposed Tiverton Casino”; and

WHEREAS, during the 2017 Legislative Session of the Rhode Island General Assembly, the State of Rhode Island enacted into law 2017 – H 5175 Substitute A, as amended, entitled “An Act Relating to Making Appropriations for the Support of the State for the Fiscal Year ending June 30, 2018,” which Act was signed into law by the Governor of Rhode Island on August 3, 2017 (the “2017 Budget Act”); and

WHEREAS, Section 1(c) of Article 8 of the 2017 Budget Act provides as follows:

(i)	The Rhode Island secretary of state has certified that the qualified voters of the state have approved authorizing a facility owned by TRT located at the intersection of William S. Canning Boulevard and Stafford Road in the town of Tiverton to be licensed as a pari-mutuel facility and offer state-operated video lottery games and state-operated casino gaming, such as table games; and

(ii)	The board of canvassers of the town of Tiverton has certified that the qualified electors of the town of Tiverton have approved authorizing a facility owned by TRT located at the intersection of William S. Canning Boulevard and Stafford Road in the town of Tiverton to be licensed as a pari-mutuel facility and offer state-operated video lottery games and state-operated casino gaming, such as table games;

and

WHEREAS, Section 4(c) of Article 8 of the 2017 Budget Act provides:

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“Newport Grand” when it is referring to a legal entity, means PE II and its permitted successors and assigns under the Newport Grand Master Contract defined in the Regulatory Agreement as the “Newport VLT Contract” and in this Agreement as the “Tiverton VLT Contract”. “Newport Grand,” when it is referring to a gaming facility, means Newport Grand Slots, located at 150 Admiral Kalbfus Road, Newport, Rhode Island, unless and until state-operated video lottery games are no longer offered at such facility in Newport and state-operated video-lottery games are offered at a facility owned by TRT located in Tiverton, Rhode Island, at which time “Newport Grand” shall mean such Tiverton facility.

Thus, Article 8 of the 2017 Budget Act Contemplated the replacement of the gaming facility known as “Newport Grand Slots,” located at 150 Admiral Kalbfus Road, Newport, Rhode Island, by the gaming facility now constructed owned by TRT and located at the intersection of William S. Canning Boulevard and Stafford Road in the town of Tiverton, Rhode Island.

WHEREAS, in collection with (i) TRT being licensed by the DBR as a pari-mutuel and simulcast wagering operator, (ii) TRT being licensed by the Division as a video lottery retailer, a lottery retailer of traditional lottery products, and a host of state-operated casino gaming, including sports wagering, and (iii) the cessation of gaming operations at the facility known as “Newport Grand Slots,” located at 150 Admiral Kalbfus Road, Newport, Rhode Island, PE II wishes to assign its rights and obligations as a party to the Regulatory Agreement to TRT, and TRT wishes to assume such rights and obligations of PE II, on the terms and subject to the conditions (including the amendments to the Regulatory Agreement) set forth herein; and

WHEREAS, as set forth hereinbelow, DBR and the Division consent and agree to said assignment and assumption, as well us to the amendments to the Regulatory Agreement set forth hereinbelow.

NOW, THEREFORE, FOR GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED BY ALL PARTIES HERETO, THE PARTIES AGREE AS FOLLOWS:

1.       Assignment and Assumption of Regulatory Agreement. PE II hereby assigns to TRT all of PE II’s right, title and interest as a party to the Regulatory Agreement, as amended hereby, and TRT hereby accepts such assignment of PE II’s right, title and interest as a party to the Regulatory Agreement, as amended hereby. TRT hereby agrees to be bound by, and comply with, the terms and provisions of the Regulatory Agreement as if it were an original signatory thereto, and as of, and at all times after, the Effective Date, TRT shall assume, satisfy, perform, pay and discharge as and when due and payable, and otherwise be solely responsible for, the obligations formerly of PE II under the Regulatory Agreement, as amended hereby, including all liabilities arising under or in respect of the Regulatory Agreement, as amended hereby, to the extent not fully performed (and not required by its terms to have been so performed) prior to the Effective Date; provided however, that to the extent such liabilities under the Regulatory Agreement, as amended hereby, relate to the delivery of goods or the performance of services prior to the Effective Date, and/or remain obligations of PE II pursuant to this Agreement, PE II shall be responsible for making the payments and otherwise satisfying the responsibilities and obligations in respect thereof under the Regulatory Agreement, as amended hereby. As necessary and desirable from time to time, the parties hereto shall execute and deliver such additional documents and instruments and take such additional actions as may he requested by PE II and/or by TRT, in order to carry out the aforesaid transaction. Section 9.4 of the Regulatory Agreement provides that the Regulatory Agreement shall not be assigned without the prior written consent of the other parties. Each of the parties to this Agreement (other than PE II, the assignor, and TRT, the assignee) hereby gives its consent to the foregoing assignment of the Regulatory Agreement, as amended hereby, by PE II to TRT.

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2.       Amendments to the Regulatory Agreement.

Effective on the Effective Date, the Regulatory Agreement shall be amended as follows:

2.1	In the definition of “Competitive Activities,” “PE II” shall be replaced by “TRT.”

2.2	In the definition of “Control Threshold,” “PE II” shall be replaced by “TRT.”

2.3	The definition of “Facility” shall be amended to mean, collectively, the Tiverton Casino and the Lincoln Facility. The term “Facilities” shall also be amended to mean, collectively, the Tiverton Casino and the Lincoln Facility.

2.4	The definition of “Gaming/Racing Licenses” shall be amended by adding at the end new subclauses (xvi) and (xvii), reading as follows: “(xvi) approval by a majority of Rhode Island voters statewide of the referendum question “Shall an act be approved which would authorize a facility owned by Twin River-Tiverton, LLC, located in the Town of Tiverton at the intersection of William S. Canning Boulevard and Stafford Road, to the licensed as a pari-mutuel facility and offer state-operated video-lottery games and state-operated casino gaming, such as table games?”; and (xvii) certification by the Board of Canvassers of the Town of Tiverton that the qualified electors of the Town of Tiverton have approved the expansion of gambling at the Tiverton Casino to include casino gaming”.

2.5	In the definition of “Net Cash Proceeds”:

2.5.1	subclause (c)(i) shall be amended by replacing it with the following subclauses (c)(i) and (ii), and existing subclause (c)(ii) shall be renumbered (c)(iii):

(i) with respect to the Lincoln Facility, $35,000,000, (ii) with respect to the Tiverton Casino, $20,000,000, or

2.5.2	the following shall be added immediately following the reference to “$50,000,000,” in subclause (c)(iii):

(notwithstanding the foregoing, if the corresponding amount with respect to any such property set forth in the definition of “Net Cash Proceeds” in the Senior Credit Agreement differs from the amount set forth herein in subclause (c)(i), (c)(ii) or (c)(iii), as applicable, for the purposes of this Agreement the amount set forth in the Senior Credit Agreement shall apply)

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2.6	(i) References to “Newport VLT Contract” shall be changed to “Tiverton VLT Contract”, (ii) the definition of that term shall be changed to mean that certain Master Video Lottery Terminal Contract by and between the Division and Newport Grand, LLC (f/k/a Newport Grand Jai Alai, LLC), dated November 23, 2005, as amended, and as assigned by Newport Grand, LLC to PE II and by PE II to TRT, and as further amended and assigned from time to time, and (iii) with respect to such changed references to “Tiverton VLT Contract” in Section 8.2(A) and Section 8.2(B), the words “(including any breach of the Tiverton VLT Contract prior to its assignment by PE II to TRT)” shall be inserted following each such changed reference.

2.7	References to the “Proposed Tiverton Casino” shall be changed to “Tiverton Casino” and the definition of that term changed to mean the casino on the Tiverton Property, as defined herein.

2.8	References to the “Proposed Tiverton Project” shall be changed to “Tiverton Project” and the definition of that term changed to mean, collectively, (a) the purchase by TRT, a restricted Subsidiary of TRMG, of the Tiverton Property, as defined herein, (b) the building of the Tiverton Casino, (c) the development of the Tiverton Property and the Tiverton Casino for relocation of the Newport Lottery Licenses to the Tiverton Casino and for the procurement of any additional Gaming/Racing Licenses for the Tiverton Casino, (d) the relocation of the Newport Lottery Licenses to the Tiverton Casino (following which PE II shall no longer hold any Gaming/Racing Licenses) and for the procurement of any additional Gaming/Racing Licenses for the Tiverton Casino, (e) the opening and commencement of business of the Tiverton Casino, including the operation of simulcast wagering and the hosting of state-operated Video Lottery Games and Casino Gaming, including table games and sports wagering (following which PE II shall no longer hold any Gaming/Racing Licenses), and (f) the payment of the costs and expenses related to or incurred in connection with any of the foregoing, including without limitation, costs and expenses related to or incurred in connection with any related gaming referendum.

2.9	References to the “Proposed Tiverton Property” shall be changed to “Tiverton Property” and the definition of that term changed to mean, collectively, the property(ies) owned by TRT located at the intersection of William S. Canning Boulevard and Stafford Road in the Town of Tiverton, Rhode Island, on which the Tiverton Casino is being constructed.

2.10	The definition “Rhode Island Companies” shall be amended to mean, together, TRT and UTGR, and each individually shall be a “Rhode Island Company.”

2.11	In the definition of “Senior Executive” each reference to “PE II” shall be replaced by “TRT.”

2.12	In the definition of “Significant Subsidiary,” “PE II” shall be replaced by “TRT.”

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2.13	In Section 2.3, the reference to “Newport Facility” shall be changed to “Tiverton Casino” and the fifth sentence shall be replaced with the following: “The Lincoln Facility shall continue in business unless UTGR’s license(s) have been suspended or revoked or UTGR is otherwise limited by an order of the DBR or the Division and the Tiverton Casino shall continue in business unless TRT’s license(s) have been suspended or revoked or TRT is otherwise limited by an order of the DBR or the Division.”

2.14	Section 3.3 shall be amended to read as follows:

The Company shall maintain (a) subsection (1) of Article Fourth of UTGR’s Certificate of Incorporation (as amended on July 10, 2014, the “Certificate of Incorporation”) and (b) section 12 of Third Amended and Restated Operating Agreement of TRT (in the form attached as Exhibit H hereto, the “Operating Agreement”) and shall not further amend or modify either such section without the prior written approval of DBR and the Division. The Company shall take all actions necessary to enforce (i) subsection (1) of Article Fourth of UTGR’s Certificate of Incorporation and (ii) subsection 12 of TRT’s Operating Agreement and shall not permit any Person to transfer or acquire a Financial Interest in (A) UTGR in violation of subsection (1) of Article Fourth of the Certificate of Incorporation of UTGR or (B) TRT in violation of section 12 of the Operating Agreement of TRT.

2.15	In Sections 3.4, 3.6, 4.6, 5.1, 6.3, 7.5 (except as set forth in Section 2.16 of this Agreement, below, in regard to Section 7.5(d) of the Regulatory Agreement), 7.6(a), 8.2.B and 9.14, each reference to “PE II” shall be replaced with “TRT”.

2.16	In Section 7.5(d), references to “PE II” shall remain unchanged. However, the last two sentences of said Section 7.5(d) shall be changed to read as follows:

The Company shall provide DBR and the Division, on an annual basis and reasonably in advance of each calendar year, with a copy of its budget for capital improvements to the Lincoln Facility and the Tiverton Casino for such calendar year. The Company shall consider in good faith any comments provided by DBR or the Division as to the amount, allocation and uses of the expenditures for capital improvements to the Lincoln Facility and the Tiverton Casino.

2.17	Clause (vii) of Section 7.6(c) shall be deleted and clause (viii) of Section 7.6(c) shall be renumbered as clause (vii) and amended to read as follows:

(vii) amounts, from UTGR to TRMG, necessary to allow TRT pay costs, fees or expenses that are required to be paid in connection with the continued operation, maintenance and business of the Tiverton Casino (including the funding of operating expenses and capital expenditures) to the extent that TRT does not, as of such time, have sufficient cash on-hand to fund such costs, fees or expenses; provided, that immediately following the dividend or distribution of any amounts from UTGR to TRMG pursuant to this Section 7.6(c)(viii) such amounts are contributed to TRT for the purpose of paying such costs, fees or expenses;

2.18	Clause (xii) of Section 7.6(f) shall he deleted and clause (xiii) of Section 7.6(f) shall be renumbered as clause (xii) and amended to read as follows:

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(xii) intercompany advances from UTGR to TRT of amounts necessary to allow TRT to pay costs, fees or expenses that are required to be paid in connection with the continued operation, maintenance and business of the Tiverton Casino (including the funding of operating expenses and capital expenditures) to the extent that TRT does not, as of such time, have sufficient cash on-hand to fund such costs, fees or expenses.

2.19	The last paragraph of Section 7.6(f) shall be amended to read as follows:

For the avoidance of doubt, neither the Newport Grand investment nor any related issuance or transfer to PE II of the Gaming/Racing Licenses required to operate the Newport Facility shall be considered an “Investment” restricted by this Section 7.6(f), and further, neither the Tiverton Project nor any related issuance or transfer to TRT of the Gaming/Racing Licenses required to operate the Tiverton Casino shall be considered an “Investment” restricted by this Section 7.6(f).

2.20	Exhibit C shall be amended and replaced as set forth on Exhibit C hereto.

3.       No Restrictions on a Sale of the Newport Facility.

For the avoidance of doubt, provided, nothing in the Regulatory Agreement, as amended hereby, shall restrict sale of the Newport Facility and/or the real properly on which the Newport Facility is located, and any such transaction shall not require the consent of DBR or the Division.

4.       Comfort Provisions.

4.1	TRT’s ability to conduct simulcast wagering operations, host Video Lottery Games, host Casino Gaming, including table games and sports wagering, is subject to, among other things, DBR having granted to TRT licenses to conduct pari-mutuel wagering and simulcast wagering and the Division having granted to TRT a license to host Video Lottery Games as a video lottery retailer and a license to host Casino Gaming, including table games and sports wagering. Such licenses, and also the license to be a “lottery retailer” and thereby sell traditional lottery products of the Division, are collectively referred to as the “DBR/Division Gaming Licenses”).

4.2	Among the conditions of granting the DBR/Division Gaming Licenses, DBR and the Division require that TRT become a party to the Regulatory Agreement, as amended hereby, and that the Tiverton Casino be incorporated into that agreement, with TRT’s obligations thereunder to include, among other things, compliance with applicable rules and regulations of the Division and applicable laws of the State of Rhode Island, and maintenance of insurance coverages with respect to the Tiverton Casino. Accordingly, pursuant to the terms and conditions of this Agreement, TRT hereby becomes a party to the Regulatory Agreement, as amended hereby, and the Tiverton Casino is incorporated into the Regulatory Agreement, as amended hereby, with TRT’s obligations thereunder to include, among other things, compliance with applicable rules and regulations of the Division and applicable laws of the State of Rhode Island, and maintenance of insurance coverages with respect to the Tiverton Casino.

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4.3	In connection with the Tiverton Project, TRT has executed certain Loan Documents, including a mortgage on the real estate on which the Twin River Casino is located (the “Tiverton Mortgage”) and that certain Assumption Agreement dated as of February 28, 2018 among TRT and BXP, LLC in favor of Deutsche Bank AG, as collateral agent for (i) the banks and other financial institutions and entities panics to the Credit Agreement, and (ii) the other “Secured Parties” (as defined in the Guarantee and Collateral Agreement, as hereinafter defined) (the “TRT Assumption Agreement”). Pursuant to the Loan Documents, including the Tiverton Mortgage and the TRT Assumption Agreement, the obligations of TRT, its parent and certain of their affiliated companies thereunder are secured by, among other things, mortgages encumbering the real property owned by TRT and its affiliates (including the real property on which the Tiverton Casino is located) and pledges of the shares or membership interests (as applicable) in TRT, its parent and certain of its affiliated companies (each a “Pledge” and collectively the “Pledges”).

4.4	In connection with the foregoing and TRT’s execution and delivery of the Loan Documents, including the TRT Assumption Agreement, the Tiverton Mortgage and the Pledges, DBR and the Division confirm the following:

(i)    A. Division. No Secured Party (as that term is defined in the Guarantee and Collateral Agreement) shall be considered (i) an “owner” or to have “ownership” of TRT, its subsidiaries or affiliates for purposes of Lottery Rule 20.2.A.21 or (ii) an “other owner” of TRT, its subsidiaries or affiliates for purposes of Lottery Rule 20.12.A, 20.12.B, 20.12.C, 20.15.A.1, 20.15.A.2 or 20.15.B, or (iii) within the provisions of the Regulatory Agreement, as amended hereby, (a) to own, hold or be acquiring an Equity Interest (as defined in the Regulatory Agreement, as amended hereby) in TRT, its subsidiaries and/or affiliates, for purposes of the Regulatory Agreement, as amended hereby, or (b) to be a Person (as defined in the Regulatory Agreement, as amended hereby) owning, holding or acquiring a direct or indirect Financial Interest in TRT for purposes of Section 3, Section 5 or Section 7 of the Regulatory Agreement, as amended hereby, solely because (in any such case) such Secured Party’s interest is secured by Pledges of shares or membership interests (as applicable) in TRT, its parent and certain affiliates, and/or, by mortgages and/or other security interests in real estate owned or leased by TRT, its subsidiaries and/or affiliates (including in the real estate on which the Tiverton Casino is located).

B. DBR. No Secured Party shall be considered (i) to own, have or be acquiring a Financial interest in TRT, its subsidiaries or affiliates, for purposes of applicable licensing requirements or approvals pursuant to Rhode Island statutes or DBR regulations or (ii) within the provisions of the Regulatory Agreement, as amended hereby, (a) to own, hold or be acquiring an Equity Interest in TRT, its subsidiaries and/or affiliates, for purposes of the Regulatory Agreement, as amended hereby, or (b) to be Person owning, holding or acquiring a direct or indirect Financial Interest in TRT for purposes of Section 3, Section 5 or Section 7 of the Regulatory Agreement, as amended hereby, solely because (in any such case) such Secured Party’s interest is secured by Pledges of shares or membership interest (s applicable) of TRT, its parent and certain affiliates, and/or by mortgages and/or other security interests in real estate owned or leased by TRT, its subsidiaries and/or affiliates (including in the real estate on which the Tiverton Casino is located.)

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(ii)   A. Division. A Secured Party would be (i) an “owner” and/or “other owner” and/or (ii) would have “ownership” of TRT for purposes of such Lottery Rules, (iii) would be a Person owning, acquiring and holding a direct or indirect equity Financial Interest in TRT subject to Section 3, Section 5 and Section 7 of the Regulatory Agreement, as amended hereby, and (iv) would be a Person owning, acquiring and holding an Equity Interest in TRT, its subsidiaries and/or affiliates, as applicable, upon, but not before, its enforcement of the Pledges of shares or membership interests (as applicable) of TRT and/or its parent entities (i.e., acquiring ownership of such pledged shares or membership interests (as applicable)). Accordingly, enforcement of the Pledges of shares or membership interests in TRT and/or its parent entities by a Secured Party shall be subject to compliance with applicable Lottery rules and regulations, any other applicable laws and regulations, and any applicable agreements with the Division and/or DBR prior to and as a condition precedent to the Secured Party acquiring ownership of said shares or membership interests.

B. DBR. A Secured Party (a) would own, hold or be deemed to be acquiring (or have acquired) an Equity Interest in TRT, its subsidiaries and/or affiliates, for purposes of the Regulatory Agreement, as amended hereby, and (b) would be a Person owning, holding or acquiring a direct or indirect equity Financial Interest in TRT for purposes of Section 3, Section 5 and Section 7 of the Regulatory Agreement, as amended hereby, for purposes of applicable licensing requirements or approvals pursuant to Rhode Island statutes or DBR regulations upon, but no before, its enforcement of the Pledges of shares or membership interests (as applicable) of TRT or its parent entities (i.e., acquiring ownership of such pledged shares or membership interests (as applicable)). Accordingly, the enforcement of the Pledges of shares or membership interests (as applicable) in TRT or its parent entities by a Secured Party shall be subject to compliance with applicable Rhode Island statutes and DBR regulations, any other applicable laws and regulations, and any applicable agreements with the Division and/or DBR prior to and as a condition precedent to the Secured Party acquiring ownership of said shares or membership interests.

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(iii)  A. Division. A Secured Party having an interest secured by a mortgage or other security interest in the real estate on which the Tiverton Casino is located would (i) have an “ownership interest in the premises,” for purposes of Lottery Rule 20.2.A.21, 20.12.A, 20.12.B or 20.12.C, (ii) have an “interest in the premises,” for purposes of Lottery Rule 20.15.A.1, 20.15.A.2 and 20.15.B, (iii) be an “owner” of the premises, for purposes of Lottery Rule 20.2.A.21, and (iv) be a Person owning, acquiring or having a direct or indirect equity Financial Interest in TRT for purposes of Section 3, Section 5 and Section 7 of the Regulatory Agreement, as amended hereby, upon, but not before, its enforcement of the aforementioned mortgage or other security interest in the real estate on which the Tiverton Casino is located which results in the acquisition or the title to such real estate. Accordingly, enforcement of the aforementioned mortgage or other security interest by a Secured Party which would result in the acquisition of the title to the real estate upon which the Tiverton Casino is located through foreclosure or by deed-in-lieu of foreclosure shall be subject to prior compliance with applicable Lottery Rules, any other applicable laws or regulations, and any applicable agreements with the Division and/or DBR prior to and as a condition precedent to the acquisition of title to said real estate.

B. DBR. A Secured Party having an interest secured by a mortgage or other security interest in the real estate on which the Tiverton Casino is located would be deemed a Person owning, acquiring or having a direct or indirect equity Financial Interest in TRT for purposes of Section 3, Section 5 and Section 7 of the Regulatory Agreement, as amended hereby, upon, but not before, its enforcement of the aforementioned mortgage or other security interest in the real estate on which the Tiverton Casino, is located which results in the acquisition of the title to such real estate, it being understood that such acquisition of title shall be subject to prior compliance with applicable Rhode Island statutes and DBR regulations. Accordingly, enforcement of the aforementioned mortgage or other security interest by a Secured Party which would result in the acquisition of the title to the real estate upon which the Tiverton Casino is located through foreclosure shall be subject to prior compliance with applicable Island statutes and DBR regulations, any other applicable laws or regulations, and any applicable agreements with the Division and/or DBR prior to the acquisition of title to said real estate.

(iv) A “Financial Interest,” as that term is defined and used in the Regulatory Agreement, as amended hereby, shall not include any interest of any Secured Party, notwithstanding that such interest is secured by, among other things, (a) pledges of shares or membership interests (as applicable) in TRT, its parent and/or affiliated companies and/or (b) a mortgage or other security interest in the real estate on which the Tiverton Casino is located, and notwithstanding the exercise of remedies by the Collateral Agent or the other Secured Parties under the Loan Documents, until and unless following a Default or any Event of Default (as those terms are defined in the Credit Agreement), (i) the enforcement by the Collateral Agent and/or the other Secured Parties of one or more of the Pledges in TRT or any direct or indirect parent thereof (e.g., acquiring ownership of the pledged shares or membership interests as applicable) in TRT or any direct or indirect parent thereof or exercising the right to vote such pledged shares or membership interests (as applicable)), (ii) the acquisition of title by the Collateral Agent or other Secured Parties to the real estate on which the Tiverton Casino is located by foreclosure, deed in lieu or similar enforcement of remedies or (iii) the enforcement of similar remedies that grant the Collateral Agent or the other Secured Parties a business interest in the Tiverton Casino, any of which enforcement described in clauses (i), (ii) and (iii) above will constitute the acquisition of a Financial Interest in TRT and, as such, will be subject to, and conditioned upon, prior receipt of all necessary government approvals, including, but not limited to, any approvals required under the Tiverton VLT Contract, and any approvals required under Section 3 of the Regulatory Agreement, as amended hereby. For the avoidance of doubt, this paragraph (iv) applies to the Tiverton Project only.

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(v)   The Collateral Agent and the Secured Parties shall he deemed to be “Institutional Lenders” entitled to all rights, including any cure rights, of an Institutional Lender as specified in the Tiverton VLT Contract.

(vi)  Pursuant to Section 3.3 of the Regulatory Agreement, as amended hereby, the DBR and the Division hereby approve the Third Amended and Restated Operating Agreement of TRT in the form attached hereto as Exhibit H.

(vii) As of the Effective Date, to the actual knowledge of the undersigned Director of the Division, without any duty of inquiry or investigation, PE II is not in breach of the Tiverton VLT Contract (f/k/a the Newport VLT Contract) or its video lottery retailer license.

(viii) A. (i) The Division and the DBR hereby approve TRT as the owner of the Tiverton Casino, the related business and the real estate on which the Tiverton Casino is located, (ii) the DBR has approved on August 29, 2018 TRT’s “Application for Pari-mutuel and Simulcast Licenses” dated and delivered to the DBR June 15, 2018, and grants to TRT licenses to conduct pari-mutuel wagering and simulcast wagering pursuant to R.I. Gen. Laws §§ 41-1-1 et seq., 41-7-1 et seq., 41-11-1 et seq., 42-14-17, and 42-35-1 et seq. and the rules and regulations promulgated thereunder, and incorporated by legislative amendment into R.I. Gen. Laws § 41-7-3(c), and (iii) the Division hereby approves TRT as a “video lottery retailer” for the Tiverton Casino and has, effective as of the Effective Date, issued to TRT a video lottery retailer license, a casino gaming license, and a lottery retailer license (for traditional lottery products) pursuant to Chapter 61 and 61.2, respectively, of Title 42 of the Rhode Island General Laws and the Lottery Rules promulgated thereunder, such approvals and license issuances effective as of the Effective Date.

B. The Division and DBR acknowledge that (i) effective as of the Effective Date, TRT is a party to the Regulatory Agreement, as amended hereby, (ii) the Tiverton Casino has been incorporated into the Regulatory Agreement, as amended hereby, and (iii) TRT’s obligations under the Regulatory Agreement, as amended hereby include, among other things, compliance with applicable rules and regulations of the Division and applicable laws of the State of Rhode island, and maintenance of insurance coverages with respect to the Tiverton Casino; and

(ix)  This Agreement, and in particular this Section 4, may be relied upon by the Administrative Agent (as that term is defined in the Credit Agreement), the Collateral Agent and the Secured Parties. This letter is not intended to limit any rights of the Collateral Agent under the Tiverton VLT Contract or the Lottery Rules.

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(x)   To the extent that any document executed by TRT and/or the Lenders in connection with the Tiverton Project uses the term “operate,” it is explicitly understood by TRT, the Lenders, and the Division that the Tiverton Casino is in fact operated by the state as required by the Rhode Island Constitution and that the state as operator of that Tiverton Casino has hill control over all aspects of the functioning of that Tiverton Casino with the power and authority to make all decisions related thereto. Therefore, in the event that the term “operate” appears in any of the documents related to the Tiverton Project said documents shall state that the use of that term “operate” therein is not intended to imply that any Person other than the. State of Rhode Island (through the Division) operates the lotteries as provided in Section 15 of Article VI of the Rhode Island Constitution.

(xi)  Without limiting paragraph (ix) above, in making the confirmatory statements herein and executing this letter, the Division and DBR have relied on the representations of TRT set forth in this Agreement.

(xii) For the avoidance of doubt, (a) that certain letter agreement between the Division and UTGR dated May 10, 2013 shall remain effective with respect to the “Refinancing,” as that term is defined in said letter agreement (including after giving effect to the amendment and restatement of any predecessor to the Regulatory Agreement), (b) that certain letter agreement between the DBR and UTGR dated May 9, 2013 shall remain effective with respect to the “Refinancing,” as that term is defined in said letter agreement (including after giving effect to the amendment and restatement of any predecessor to the Regulatory Agreement), (c) that certain letter agreement dated July 10, 2014, among the DBR, the Division and UTGR, shall remain effective with respect to the “2014 Refinancing” as that term is defined in said letter agreement (including after giving effect to the amendment and restatement of any predecessor to the Regulatory Agreement), and (d) that certain letter agreement dated July 14, 2015 among the DBR, the Division and PE II regarding the acquisition of assets of Newport Grand, LLC by PE II shall remain effective with respect to the “2015 Transaction,” as that term is defined in said letter agreement, and to PE II’s becoming a party to the Credit Agreement and Guaranty and Collateral Agreement and to PE II’s and the Company’s execution of any Loan Documents pursuant to the Credit Agreement and/or the Guaranty and Collateral Agreement in relation to the 2015 Transaction.

5.       Miscellaneous.

5.1	This Agreement shall take effect on August 29, 2018, the date that the Tiverton Casino begins hosting state-operated Video Lottery Games (the “Effective Date”).

5.2	This Agreement contains the entire agreement of the Parties and supersedes and replaces all prior understandings or agreements (if any), oral or written, with respect to the subject matter hereof. For the avoidance of doubt, if and to the extent any provision of this Agreement conflicts with the Regulatory Agreement, the provision of this Agreement shall control.

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5.3	Except to the extent amended and/or clarified pursuant to this Agreement, the Regulatory Agreement is in all respects ratified and confirmed and all the terms, provisions and conditions of the Regulatory Agreement remain in full force and effect, enforceable in accordance with their terms. This Agreement, to the extent that it amends the Regulatory Agreement, is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Agreement or any of the documents referred to therein.

5.4	This Agreement shall not be amended except by a writing of subsequent date hereto, executed by duly authorized representatives of the Parties hereto.

5.5	This Agreement shalt not be assigned by any Party without the prior written consent of the other Parties.

5.6	This Agreement shall be binding upon and inure to the benefit of each of the Parties hereto, and each of their respective successors and permitted assigns.

5.7	The failure of any Party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions, nor in any way affect the validity of this Agreement or any part thereof, or the right of any other Party thereafter to enforce each and every provision.

5.8	The illegality, invalidity or unenforceability of any provision of this Agreement shall not affect the legality, validity or enforceability of any other provision, and to this end the provisions hereof are declared to be severable. If for any reason a court of competent jurisdiction finds any provision of this Agreement to be illegal, invalid or unenforceable, that provision of this Agreement shall be enforced to the maximum extent permissible so as to effect the intent of the Parties, and the remainder of this Agreement will continue in full force and effect.

5.9	Each Party warrants to the others that it is authorized to execute and deliver this Agreement and to perform the obligations set forth herein, and the persons executing this Agreement on behalf of such Party are authorized to do so.

5.10	This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Rhode Island, without regard to conflict of law principles. Each Party agrees that any suit for the enforcement of this Agreement may he brought in the courts of the State of Rhode Island or any federal court sitting therein, and consents to the non-exclusive jurisdiction of such court and to service of process in any such suit being made upon it at the addresses set forth for it above. Each Party hereby waives any objection that it may now or hereafter have to the venue of any such suit or any such court or that such suit was brought in an inconvenient court.

5.11	This Agreement may be executed in one or more counterparts each of which shall be deemed an original copy of this Agreement, and all of which, when taken together, will be deemed to constitute one and the same agreement.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed and delivered by its authorized officer as of the Effective Date.

TWIN RIVER WORLDWIDE HOLDINGS, INC.		RHODE ISLAND DEPARTMENT OF BUSINESS REGULATION

By:	/s/ Craig Eaton	By:	/s/ Elizabeth Tanner
	Name: Craig Eaton		Name: Elizabeth Tanner
	Tile: SR VP		Tile: Director

TWIN RIVER MANAGEMENT GROUP, INC.		DIVISION OF LOTTERIES OF THE RHODE ISLAND DEPARTMENT OF REVENUE

By:	/s/ Craig Eaton	By:	/s/ Gerald S. Aubin
	Name: Craig Eaton		Name: Gerald S. Aubin
	Tile: SR VP		Tile: Director

TWIN RIVER-TIVERTON, LLC

By:	/s/ Craig Eaton
Name: Craig Eaton
Tile: SR VP

PREMIER ENTERTAINMENT II, LLC

By:	/s/ Craig Eaton
Name: Craig Eaton
Tile: SR VP

UTGR, INC.

By:	/s/ Craig Eaton
Name: Craig Eaton
Tile: SR VP

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Exhibit C

[See attachment]

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Exhibit H

[Third Amended and Restated Operating Agreement of TRT]

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THIRD AMENDED AND RESTATED OPERATING AGREEMENT

Of

TWIN RIVER-TIVERTON, LLC

THIS THIRD AMENDED AND RESTATED OPERATING AGREEMENT OF TWIN RIVER-TIVERTON, LLC, a Delaware limited liability company (the “Company”), dated and effective as of October 25, 2018 (“Third Amendment and Restatement Effective Date”), amends and restates the Company’s operating agreement that, as previously amended and restated, was originally effective as of November 9, 2015 (the “Effective Date”), by and among the Company and TWIN RIVER MANAGEMENT GROUP, INC., a Delaware corporation (the “Member”). This Third Amended and Restated Operating Agreement is hereinafter referred to as “this Agreement”).

RECITALS

WHEREAS, the Company was formed pursuant to the LLC Act by the filing of the certificate of formation with the Secretary of State of the State of Delaware on the Effective Date;

WHEREAS, on the Effective Date, the Member subscribed for 100 Units of the Company; and

WHEREAS, this Agreement sets forth certain agreements relating to the governance of the Company and the rights and obligations relating to the Member’s Units (which are referred to as such Member’s “Membership Interest,” “Interest” or “Membership”).

NOW, THEREFORE, the parties agree as follows:

1.	Organization.

1.1         Organization. On the Effective Date, the certificate of formation was filed with the Secretary of State of the State of Delaware, thereby causing the company to be formed in accordance with the Limited Liability Company Act of the State of Delaware (the “LLC Act”).

1.2         Conformity with LLC Act. This Agreement is the limited liability company agreement concerning the Company provided for in the LLC Act. This Agreement is to be interpreted to conform with the LLC Act, but where inconsistent with or different than the provisions of the LLC Act, this Agreement shall control except to the extent prohibited or ineffective under the LLC Act. To the extent any provision of this Agreement is prohibited or ineffective under the LLC Act, this Agreement shall be considered amended in order to make this Agreement effective under the LLC Act. In the event that the LLC Act is subsequently amended or interpreted in such a way as to make valid any provision of this Agreement that was formerly invalid, then such provision shall be considered to be valid from the effective date of such interpretation or amendment.

2.	Business

2.1         Nature of Business. The Company may engage in any lawful business permitted by the LLC Act or the laws of any jurisdiction in which the Company may do business.

2.2         Place of Business/Registered Agent. The principal office of the Company shall be located at such address as may be designated by the Board of Managers of the Company (the “Board”). The name and address of the initial registered agent for the service of process in the State of Delaware are as provided in the certificate of formation. The Board may, from time to time, change the address of the principal office or, through appropriate filings with the Secretary of the State of Delaware, the identity and/or address of the registered agent.

3.	Members.

3.1         Meetings and Voting.

3.1.1       Annual and Special Meetings. Regular meetings of the Members shall be held at least annually and special meetings may be held at any time as may be necessary or appropriate at the request of any Member.

3.1.2       Notice/Waiver. Meetings of the Members shall be held on at least two days’ written notice given by Member. Any notice shall set forth the time and place of the meeting and shall state the name of the party(ies) authorizing the calling of the meeting. The notice need not state the purpose of the meeting. Notice may be waived, in writing, before, at or after any meeting. Attendance at any meeting without protesting the lack of notice thereof, prior to the end of such meeting, shall be deemed a waiver of notice. Notice may be given by any reasonable means, and emailing to a Member’s email address on file at the Company’s principal office shall be deemed reasonable.

3.1.3       Voting. Any action to be taken by the Members shall require the approval of Members holding a majority of the Units then outstanding.

3.1.4       Written Consent. Any action otherwise requiring a vote of Members may, instead, be approved by written consent without a meeting, or at a meeting, but without a vote, if such written consent shall be signed by Members holding a majority of the Units then outstanding. Any such written consent shall be delivered to the principal office of the Company. Prompt notice of the taking of an action by less than unanimous written consent shall be given to those Members who have not consented in writing but who would have been entitled to vote thereon had such action been taken at a meeting.

3.2         Interested Transactions. No contract or other transaction with the Company shall be either void or voidable solely because a Member has direct or indirect Inerest in the transaction.

3.3         Limitation of Liability. No current or former Member (as well as any partner, officer, director, shareholder, employee, agent, trustee or other representative of such Member) shall have any personal liability to the Company or the other Members for damages for any breach of duty by such person in such capacity except to the extent that this elimination of liability is prohibited pursuant to the LLC Act.

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3.4         Indemnification of Members. The Company shall indemnify and hold harmless, and advance expenses to, any Member or former Member, or any testator or intestate of any such Member, as well as any partner, officer, director, shareholder, employee, agent, trustee or other representative of any such Member, from and against any and all claims and demands arising out of or relating to the Company and/or such Person’s status or service as a Member; provided, however, that no indemnification may be made to or on behalf of any Member if a judgment or other final adjudication adverse to such Member establishes (a) that his, her or its acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated or (b) that he, she or it personally gained in fact a financial profit or other advantage to which he, she or it was not legally entitled. To the extent required by law, any expenses advanced to a Member pursuant to the prior sentence shall be repaid to the Company in the event a final adjudication establishes that such Member was not entitled to indemnification pursuant to either clause (a) or (b) of the prior sentence. The Company may, in the discretion of the Board, maintain liability insurance for its Members and officers. No change to this Section 3.4 may be given retroactive effect to take away any right to indemnification with respect to actions taken prior to such change.

4.	Board of Managers.

4.1         Authority of Board of Managers. The management of the Company shall be vested in a Board consisting of three or more members. A member of the Board need not be a Member. Except as reserved to the Members pursuant to the LLC Act or this Agreement, all decisions concerning the operation of the Company shall be made by the Board.

4.2         Election. The initial members of the Board shall be George Papanier, John E. Taylor, Jr. and Stephen H. Capp.

4.3         Approval of Actions. The Board may delegate general managerial functions and issues regarding day-to-day operations to individual officers of the Company or other designees (which officers or designees may be given such title(s) as the Board may determine). Any delegation by the Board shall conclusively be valid. Any action to be taken by the Board shall require the approval of a majority in the total number of its members, given at a formal (called in the same manner as a meeting of Members pursuant to Section 3.1.2) or informal meeting and memorialized in written minutes of the meeting or by written consent in lieu of a meeting. Once an action has been approved by the Board, any officer of the Company may execute agreements or otherwise bind the Company on his, her or its signature alone and may do all things necessary or convenient to carry out the action so approved. The Board shall have the right to approve and perform all actions necessary, convenient or incidental to the accomplishment of the purposes and authorized acts of the Company, including:

a.           to do any and all things and perform any and all acts necessary or incidental to the Company’s business;

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b.           to enter into, and take any action under, any contract, agreement or other instrument as the Board shall determine to be necessary or desirable to further the objects and purposes of the Company, including consent agreements collateral assignment agreements and contracts under which the Company incurs indebtedness, grants liens on any or all of its assets or guarantees any obligations;

c.           to borrow money or guarantee any obligation, which borrowing or guarantee shall be on such terms as the Board shall determine;

d.           to pledge, encumber, mortgage, grant liens or otherwise grant security over any or all of the Company’s assets, both real and personal;

e.           to make dividends, distributions and other payments;

f.            appoint officers of the Company; and

g.           to act for and on behalf of the Company in all matters incidental to the foregoing.

4.4         Banking. The Company shall maintain such bank and other financial accounts as the Board may determine. The Board and/or such persons as the Board shall appoint, signing individually or in such combinations as the Board may designate, shall be authorized to sign checks on behalf of the Company.

4.5         Standard of Care. Unless a Board member has knowledge or information concerning the matter in question that makes reliance unwarranted, a Board member is entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, if prepared or presented by:

a.           One or more Board members, agents or employees of the Company.

b.           Legal counsel, public accountants or other persons as to matters the member of the Board believes, in good faith, are within the person’s professional or expert competence.

c.           A committee of the Board of which the member is not a member if the materials presented are within such committee’s designated authority and the member believes, in good faith, that the committee merits confidence.

4.6         Compensation. Each member of the Board shall receive such compensation for his, her or its services to the Company as the Board may reasonably determine.

4.7         Limitation of Liability. No current or former member of the Board shall have any personal liability to the Company or the Member for damages for any breach of duty by a member of the Board in such capacity except to the extent that this elimination of liability is prohibited pursuant to the LLC Act.

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4.8         Indemnification of Board Members. The Company shall indemnify and hold harmless, and advance expenses to, any Board member or former Board member, or any testator or intestate of such Board member or former Board member, from and against any and all claims and demands arising out of or relating to the Company and/or such Board member’s status and service as a Board member; provided, however, that no indemnification may be made to or on behalf of any Board member if a judgment or other final adjudication adverse to such person establishes (a) that his, her or its acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated or (b) that he, she or it personally gained in fact a financial profit or other advantage to which he, she or it was not legally entitled. To the extent required by law, any expenses advanced to a Board member pursuant to the prior sentence shall be repaid to the Company in the event a final adjudication establishes that such Board member was not entitled to indemnification pursuant to either clause (a) or (b) of the prior sentence. The Company may, in the discretion of the Board, maintain liability insurance for its Members, Board members and officers. No change to this Section 4.8 may be given retroactive effect to take away any right to indemnification with respect to actions taken prior to such change.

5.	Contributions and Capital Accounts.

5.1         Initial Contributions. The Member has made a contribution to the Company in the form of cash as set forth on Schedule 1. Other Members shall make such contribution of cash, other property or services upon their admission as may be approved by the Board. Any document establishing the admission of a Member shall set forth the Units to be registered to such Member and such Member’s agreement to be bound by this Agreement as a Member.

5.2         No Additional Contributions. The Members are not intended to have personal liability for the obligations of the Company (whether arising in tort, contract or otherwise) above their actual capital commitments established in accordance with Section 5.1 and no contributions, other than the initial contributions, shall be required.

5.3         Allocations. All items of income, gain, loss, and deduction will be allocated to the Member. The Company will keep a record of the Member’s contributions to the Company, the Company’s income, gains, losses, and deductions, and its distributions to the Member.

6.	Units.

6.1         Designation of Units. Ownership in the Company shall be designated by “Units,” and a fixed number of Units shall be registered in the name of each Member upon his, her or its admission. Until otherwise fixed by the Board, the Company shall not issue more than 1,000 Units in total.

6.2         Certificates. Units may, but shall not be required to be, represented by certificates. If represented by certificates, they shall be represented in such form as the Board may designate from time to time. The Units shall be personal property for all purposes. For the avoidance of doubt, for the purposes of Article 8 in any Uniform Commercial Code, no Unit, whether or not represented by a certificate, shall be deemed to be a security, as such term is defined in any Uniform Commercial Code.

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6.3         Units. The Units registered in the name of the Member are as shown on Schedule 1.

7.	Distributions.

The Company shall make distributions to the Member of its cash or non-cash assets as the Board determines from time to time.

8.	Records of the Company.

The Company shall maintain a record book at such place, within or without the State of Delaware, as the Board shall determine which shall contain copies of all minutes of meetings or written consents of the Board, as well as evidence of the proper calling of any meeting of the Board or evidence of the waiver of such notice (attendance at a meeting without protesting the lack of notice being deemed a waiver of notice), and a list of all Members and the Units registered to each member.

9.	Taxes.

9.1         Elections. For purposes of U.S. federal income taxation (and, to the extent applicable, state income taxation), the Company shall be disregarded as an entity separate from its owner pursuant to Treasury Regulation § 301.7701-2(c)(1). No election shall be made that would prevent the Company from being disregarded as an entity separate from its owner.

9.2         Tax Returns. The Company shall prepare and file all federal, state and local tax returns required to be filed by the Company.

10.	Admission of New Members.

New Members may only be admitted upon the approval of the Board, which approval may be given or withheld in the discretion of the Board. The Board may, in its discretion, grant its approval conditioned upon a particular agreement or undertaking of the proposed new Member or any other condition, including, without limitation, that such person shall have received all required licenses from the State of Rhode Island or any other applicable governmental authority.

11.	Dissolution and Winding Up.

11.1       Dissolution Events. The Company shall be dissolved and, except as otherwise provided in this Article 11, its affairs shall be wound up upon the first to occur of the following events:

11.1.1     Consent. Upon the unanimous vote of the Board given in writing or by vote at a meeting.

11.1.2    Judicial Dissolution. The entry of a decree of judicial dissolution.

11.2.      Winding Up. Upon the winding up of the Company, the assets of the Company shall be distributed as provided in Section 804 of the LLC Act.

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11.3       Certificate of Cancellation. Upon the completion of winding up of the Company pursuant to Section 11.2, a certificate of cancellation shall be filed with the Secretary of State of the State of Delaware.

12.	Restriction on Financial Interests.

12.1       Financial Interests Generally. Except to the extent permitted by (a) the Regulatory Agreement to which the Member and certain of its Affiliates are subject (as in effect at the applicable time, the “Regulatory Agreement”) and (b) the organizational documents of Twin River Worldwide Holdings, Inc. (clauses (a) and (b) together, the “Permitted Exception”), the Company and the Member will not permit any natural person, partnership (general or limited), corporation, limited liability company, business trust, joint stock company, trust, business association, unincorporated association, joint venture, governmental entity or other entity or organization (“Person”) to acquire a direct or indirect equity or economic interest in the Company, including but not limited to an interest as a shareholder of a corporation, partner (general or limited) of a partnership or member of a limited liability company or through the ownership of derivative interests in a Person (a “Financial Interest”), equal to or greater than 5% of the total of any class of Financial Interests unless such Person has first obtained a license from the Department of Business Regulation (“DBR”), an agency of the State of Rhode Island, and/or been approved as suitable by DBR to hold such Financial Interest in the Company in accordance with the rules and procedures set forth by DBR; provided, however, that the term “Financial Interests” will not include: (1) any unsecured indebtedness of the Company, its subsidiaries, parents or affiliates of any kind that is not convertible into a Financial Interest in such Person (including but not limited to indebtedness of the Company, its subsidiaries, parents or affiliates for borrowed money, unpaid interest or fees, or any guarantee by the Company, its subsidiaries, parents or affiliates of any such unsecured non-convertible indebtedness of any other Person), (2) any interest in such unsecured non-convertible indebtedness, or (3) any derivative instrument related solely to any such unsecured non-convertible indebtedness.

12.2       5% Threshold. Subject to the Permitted Exception, any transfer of Financial Interests in the Company that results in a Person acquiring 5% or greater of the total of any class of Financial Interests in the Company will be null and void and will not be recognized by the Company unless and until (a) such Person has received a license from DBR and/or been approved as suitable by DBR to hold such Financial Interest or (b) such Person has received a prior written notice from the applicable governmental authorities (including DBR) that such Person is not required to hold a license from DBR and/or be approved as suitable by DBR to hold such Financial Interest.

12.3       20% Control Threshold. Further, but subject to the Permitted Exception, once a Person has obtained a license from DBR and/or been approved as suitable by DBR to hold 5% or greater of the total of a class of Financial Interests in the Company (if required), the Company will not permit any such Person to acquire Financial Interests in the Company equal to or in excess of twenty percent (20%) of the total of such class of Financial Interests in the Company (the “Control Threshold”) unless such Person has first obtained a license from DBR and/or been approved as suitable by DBR to hold such Financial Interest in the Company equal to or in excess of the Control Threshold in accordance with the rules and procedures set forth by DBR in its sole discretion from time to time. Any transfer of Financial Interests in the Company that results in a Person acquiring a Financial Interest in the Company equal to or in excess of the Control Threshold will be null and void and will not be recognized by the Company unless and until such Person has received a license from DBR and/or been approved as suitable by DBR with respect to such Financial Interest.

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12.4       Certain Terms. As used in Section 12, “Financial Interest” will have the meaning set forth in Section 12.1; provided, however, that the term “Financial Interest” will be deemed not to include any interest of any secured parties under any loan to which the Company or its Affiliates are a party solely by reason of such interest being secured by, among other things, pledges of shares or other membership interests (as applicable), in (or liens on the assets of) the Company or its direct or indirect parents, subsidiaries or affiliated companies and notwithstanding the exercise of remedies by the collateral agent thereunder or the other secured parties under the applicable loan documents, until and unless following a default or any events of default thereunder, (a) the enforcement by the collateral agent and/or the other secured parties of one or more of the pledges of shares or other membership interests (as applicable) in the Company or its direct or indirect parents (e.g., acquiring ownership of the pledged shares or membership interests (as applicable) in the Company or any direct or indirect parent thereof or exercising the right to vote such pledged shares or other membership interests (as applicable)), (b) the acquisition of title by the collateral agent or other secured parties of the Company’s real estate by foreclosure, deed in lieu or similar enforcement of remedies, or (c) the enforcement of similar remedies that grant the collateral agent or the other secured parties a business interest in the Company’s real estate, any of which enforcement described in clauses (a), (b) and (c) above will constitute the acquisition of a Financial Interest in the Company and, as such, will be subject to all necessary government approvals, including, but not limited to, any approvals required under the Regulatory Agreement and the Master Video Lottery Terminal Contract between the Division and the Company, dated November 23, 2005, as amended.

13.	Miscellaneous.

13.1       Notices. Any notice given pursuant to this Agreement shall be in writing and shall be delivered by hand or email, or by Federal Express, UPS or other similar courier, addressed to the party to whom intended at the address set forth on Schedule 1, or such other address as such party may designate by appropriate notice to all other parties, and such notice shall be deemed given when personally delivered, mailed, sent or deposited with a courier, as the case may be. Notwithstanding anything in the preceding sentence to the contrary, notices of meetings of the Board may be given as provided in Sections 3.1.2 and 4.3. Each party recognizes that it is his, her or its individual responsibility to provide the other parties with current address information, and that he, she or it may be treated as having received and having knowledge of any notice properly given pursuant to this Agreement, whether or not actually received.

13.2.       Entire Agreement. This Agreement represents the entire agreement between the parties regarding the subject matter hereof and, except as set forth in this Agreement, supersedes in all respects any and all prior oral or written agreements or understandings between them pertaining to the subject matter of this Agreement. There are no representations or warranties among the parties with respect to the subject matter of this Agreement, except as set forth in this Agreement. This Agreement cannot be modified or terminated except by a written instrument signed by all of the parties, nor may any of its provisions be waived, except by a written instrument signed by the party(ies) against which enforcement of such waiver is sought.

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13.3       Successors; Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective parties, their successors, assignees, heirs, legatees, executors, administrators and legal representatives (“Successors”) and any Successor shall be deemed a party to this Agreement upon such Successor’s receipt of any interest in this Agreement, provided that no person shall have the right to become a substitute Member or an assignee of an Interest except as expressly provided for in this Agreement.

13.4       Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the LLC Act, to the extent applicable, and, in all other instances, the internal substantive laws of the State of Delaware.

13.5       Captions. Headings contained in this Agreement have been asserted for reference purposes only and shall not be considered part of this Agreement in construing this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the Third Amendment and Restated Effective Date.

TWIN RIVER-TIVERTON, LLC

By:	/s/ Craig Eaton
Name: Craig Eaton
Tile: Sr. Vice President and General Counsel

TWIN RIVER MANAGEMENT GROUP, INC.

By:	/s/ Craig Eaton
Name: Craig Eaton
Tile: Sr. Vice President and General Counsel

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SCHEDULE 1

MEMBERS

Name and Address	Contribution	Units
TWIN RIVER MANAGEMENT GROUP, INC. 100 Twin River Road Lincoln, Rhode Island 02865	$100	100

TOTAL	$100	100

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